                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  October 16, 2002



                           CHAMPION ENTERPRISES, INC.
    ------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Michigan                     1-9751                  38-2743168
----------------------------   ------------------------   ----------------------
(State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)


                         2701 Cambridge Court, Suite 300
                          Auburn Hills, Michigan 48326
    ------------------------------------------------------------------------
                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (248) 340-9090


                                       N/A
    ------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5. Other Events.

         The Registrant issued the following press release on October 16, 2002. The format of the financial statements has been slightly modified from those included in the press release to comply with certain Securities and Exchange Commission rules.

                           CHAMPION ENTERPRISES, INC.
                         REPORTS THIRD QUARTER RESULTS

                  Auburn Hills, Mich., October 16, 2002--Champion Enterprises, Inc. (NYSE: CHB), the nation's leading housing manufacturer, today reported results for its third quarter ended September 28, 2002. For the quarter, Champion had total revenues of $374 million and a net loss of $38.9 million, or $0.80 per diluted share, in 2002, compared to $428 million of revenues and net income of $2.5 million, or $0.05 per diluted share, in 2001. For the nine months ended September 2002, the company reported revenues of $1.0 billion and a net loss of $250.1 million, or $5.15 per diluted share. For the nine months ended September 2001, Champion had net sales of $1.2 billion and a net loss of $23.1 million, or $0.49 per diluted share. Goodwill amortization expense for the three and nine months ended September 2001 was $2.2 million after tax ($0.04 per diluted share) and $6.6 million after tax ($0.14 per diluted share), respectively.

         Excluding restructuring charges of $42.9 million ($30.4 million after tax or $0.62 per diluted share), the company had a net loss of $8.5 million, or $0.18 per diluted share, for the three months ended September 2002. These charges were to close 65 retail sales centers, close and consolidate seven manufacturing facilities and adjust certain development investments to fair market value. Closing-related expenses consisted of $33.4 million for non-cash asset impairment charges, $3.5 million for warranty costs, $2.1 million for severance costs, $1.8 million for lease termination costs and $2.1 million for miscellaneous expenses. In addition, the company recorded a pretax charge of $5.6 million ($0.08 per diluted share) to adjust its self-insurance reserves based on an actuarial study completed by an independent third party during the third quarter. For the year-to-date period of 2002, Champion had a net loss of $29.8 million, or $0.64 per diluted share, excluding closing-related expenses and the second quarter's gain on debt retirement and charges for goodwill impairments and deferred tax asset valuation allowance.

         Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "We're encouraged that our 116 ongoing retail stores were at breakeven this quarter. As we manage for cash, retail operations reduced inventories by 635 new homes, or 21% of the June 2002 balance. We're pleased that our manufacturing operations continued to be profitable excluding closing-related expenses. In addition, HomePride's growth continues at a controlled pace with high quality loans."

Operations

Manufacturing- For the quarter, wholesale revenues decreased 17% to $302 million from $362 million one year earlier. Manufacturing segment income was $14.1 million excluding $26.3 million of plant closing costs and $5.6 million of self-insurance reserves. Closing-related expenses consisted of $21.0 million for non-cash asset impairment charges, $3.5 million of additional warranty costs and $1.8 million for severance expenses. The segment reported income of $25.9 million in the third quarter of 2001.

         For the nine months ended September, manufacturing had segment income of $25.8 million, excluding the $26.3 million of closing-related expenses and the insurance reserve adjustment, in 2002, compared to $38.1 million, excluding $3.3 million of impairment charges, in 2001. Champion had unfilled wholesale orders of $41 million at 39 plants this September, compared to $54 million at 49 plants a year earlier. On a per plant basis, unfilled orders were down 5% year-over-year, but up 86% from this year's second quarter. Losses related to independent retailer defaults in the first nine months dropped to $0.9 million in 2002 from $3.5 million in 2001.

Retail- For the quarter, retail revenues were $105 million, down 12% from a year ago, and the segment had a loss of $5.6 million excluding closing-related expenses. In the third quarter of 2001, retail operations had revenues of $120 million and reported a loss of $6.1 million. Third quarter same store sales were flat from a year ago, while the average number of new homes sold per sales location increased 17% due to the closing of under performing retail locations.

         Since the beginning of the year the company has closed 102 retail locations. Pretax charges to close retail locations totaled $14.0 million in this year's third quarter, consisting of $11.3 million for non-cash asset impairment charges, $1.8 million for lease termination costs and $0.9 million for other closing expenses. For the nine-month period, pretax charges for retail closing-related expenses were $18.9 million, including $13.2 million of non-cash asset impairment charges, $3.0 million for lease termination costs and $2.7 million for other closing expenses.

Finance- HomePride Finance Corp. originated $22.7 million of loans for the quarter and $28.9 million year-to-date. The company received $17.9 million of proceeds for $23.6 million of loans placed in the warehouse facility.

Corporate- General corporate expenses for the quarter include $300,000 of severance costs and a $2.3 million restructuring charge related to development investments, of which $1.1 million was a non-cash asset impairment charge. Champion sold its interest in the SunChamp joint venture, which consisted of 11 leased communities, to Sun Communities as of October 1, 2002. With Sun's purchase of the joint venture's debt, both parties decided that it was in the best interest of all involved to sell to Sun. Champion will continue to sell homes in these properties.

Liquidity and Capital Structure

         Champion ended the quarter with $92.4 million in unrestricted cash and $37.1 million in restricted cash primarily for letter of credit collateral. For the three-month period, the company generated $17.9 million in cash flow from operations, consisting primarily of new home inventory liquidations.

         Total debt outstanding at September 28, 2002 was $354.4 million, excluding $17.9 million outstanding under the warehouse line. During the quarter the company amended its $150.0 million warehouse line that supports HomePride's operations and a $15.0 million floor plan facility to allow more flexible covenants. At the end of September, the company had $9.2 million outstanding on its $30.0 million of total available floor plan credit lines. The company is in compliance with all debt covenants. In October Champion entered into an agreement to provide an additional $13.1 million in letters of credit, which will be cash collateralized, to its largest surety bond provider. During the year-to-date period, $30.0 million in Senior Notes due 2009 were retired for $23.8 million, resulting in a gain of $0.07 per diluted share.

Industry View

         Year-over-year industry wholesale shipments declined 7.9% in the first eight months of 2002 and 14.9% in July and August. For the year the company estimates industry wholesale shipments of 170,000 homes, down 12% from 2001 levels, and substantially below the peak of

373,000 in 1998. Champion estimates 2002 industry retail sales of 195,000 new homes, down 8% from 2001 levels. These estimates are based on industry new home inventory dropping by 25,000 homes this year. The company estimates that cash and land home/real estate mortgages now represent at least 60% of industry consumer funding.

Corporate Governance

         The company also announced that its Board of Directors has formed a nominating committee. In addition, the Board of Directors has voted to rescind the 1996 Shareholders Rights Plan as of December 31, 2002.

Outlook

         Young concluded, "As we enter the seasonally slow fourth and first quarters, we will continue to evaluate all locations so that we maximize profitability and liquidity. Our actions in the third quarter better position us for the months ahead, but we still expect to report losses for the next two quarters. While we continue to focus on liquidity and cash flow during this period, we are positioning the company for the industry's eventual upturn with the actions we are taking to work through this remaining down cycle."


         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 37 homebuilding facilities in 16 states and two Canadian provinces and 116 retail locations in 24 states. Independent retailers, including 636 Champion Home Center locations, and approximately 600 builders and developers also sell Champion-built homes. The company also provides financing for retail purchasers of its homes. Further information can be found at the company's website.

         This news release contains certain statements, including statements regarding industry forecasts and other trends and the company's future plans, results, earnings and prospects, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K and other SEC filings, and those discussions regarding risk factors are incorporated herein by reference.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

                                                 Three Months Ended                              Nine Months Ended
                                         -----------------------------------             ----------------------------------
                                             Sept. 28,         Sept. 29,         %          Sept. 28,         Sept. 29,        %
                                               2002               2001          Chg.          2002              2001          Chg.
                                         ----------------  -----------------    ----     ----------------  ----------------   ----
Revenues:
Manufacturing net sales                    $     302,052     $      362,005     (17%)      $     882,403     $     973,714     (9%)
Retail net sales                                 105,356            119,637     (12%)            282,088           357,442    (21%)
Financial services revenues                          495                  -                          495                 -
Less:  intercompany                              (33,818)           (54,000)                    (123,018)         (149,000)
                                         ----------------  -----------------             ----------------  ----------------
Total revenues                                   374,085            427,642     (13%)          1,041,968         1,182,156    (12%)

Cost of sales (2)                                329,342            350,175      (6%)            892,510           983,470     (9%)
                                         ----------------  -----------------             ----------------  ----------------

Gross margin                                      44,743             77,467     (42%)            149,458           198,686    (25%)

Selling, general and
    administrative expenses                       57,448             67,461     (15%)            181,479           207,163    (12%)

Financial services operating costs                 3,473                  -                        5,400                 -

Goodwill impairment charges (1)                        -                  -                       97,000                 -

Closing-related expenses (2)
    Asset impairment charges                      25,600                  -                       27,500             6,500
    Other closing costs                            6,000                  -                        9,000             2,200

Gain on debt retirement (3)                            -                  -                       (5,870)                -
                                         ----------------  -----------------             ----------------  ----------------

Operating income (loss) (4)                      (47,778)            10,006                     (165,051)          (17,177)

Interest expense, net                              7,257              5,190                       19,121            17,400
                                         ----------------  -----------------             ----------------  ----------------

Income (loss) before income taxes                (55,035)             4,816                     (184,172)          (34,577)

Income taxes (benefits) (5)                      (16,100)             2,300                       65,900           (11,500)
                                         ----------------  -----------------             ----------------  ----------------

Net income (loss)                                (38,935)             2,516                     (250,072)          (23,077)

Less: dividend on preferred stock                    562                250                        1,375               250

Income (loss) available to
                                         ----------------  -----------------             ----------------  ----------------
    common shareholders                    $     (39,497)    $        2,266                $    (251,447)    $     (23,327)
                                         ================  =================             ================  ================

Basic earnings (loss) per share            $       (0.80)    $         0.05                $       (5.15)    $       (0.49)
                                         ================  =================             ================  ================

Weighted shares for basic EPS                     49,154             47,957                       48,796            47,767
                                         ================  =================             ================  ================


Diluted earnings (loss) per share          $       (0.80)    $         0.05                $       (5.15)    $       (0.49)
                                         ================  =================             ================  ================

Weighted shares for diluted EPS                   49,154             50,942                       48,796            47,767
                                         ================  =================             ================  ================

See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION

                                                    Three Months Ended                          Nine Months Ended
                                               -----------------------------               ----------------------------
                                                 Sept. 28,       Sept. 29,      %            Sept. 28,      Sept. 29,       %
                                                   2002            2001        Chg.            2002           2001         Chg.
                                               -------------  -------------- --------      -------------  -------------  ---------
MANUFACTURING

Homes sold                                            8,411          10,941     (23%)            25,280         30,069       (16%)
    Less:  intercompany                                 945           1,608     (41%)             3,366          4,255       (21%)
Homes sold to
    independent retailers/builders                    7,466           9,333     (20%)            21,914         25,814       (15%)

Total floors sold                                    15,629          19,804     (21%)            46,842         54,016       (13%)

Floors sold per average plant                           368             404      (9%)             1,025          1,074        (5%)

Multi-section mix                                       82%             77%                         81%            76%

Average home price                                 $ 34,600        $ 31,700       9%           $ 33,600       $ 31,100         8%

Manufacturing facilities at period end                   39              49     (20%)                39             49       (20%)


RETAIL

Homes sold
    New homes                                         1,648           1,990     (17%)             4,272          5,997       (29%)
    Pre-owned homes                                     410             461     (11%)             1,133          1,503       (25%)
    Total homes sold                                  2,058           2,451     (16%)             5,405          7,500       (28%)

% Champion-produced new homes sold                      96%             91%                         96%            87%

New multi-section mix                                   82%             73%                         80%            71%

Average new home price                             $ 60,100        $ 56,600       6%           $ 61,400       $ 56,000        10%

Average number of new homes sold per
    sales center per quarter                           10.2             8.7      17%                7.4            8.5       (13%)

Average number of new homes in inventory
    per sales center at period end                       20              13      54%                 20             13        54%

Sales centers at period end                             116             229     (49%)               116            229       (49%)


CONSOLIDATED (in thousands)

Contingent repurchase obligations                  $245,000        $310,000     (21%)          $245,000       $310,000       (21%)
Champion-produced field inventories                $520,000        $670,000     (22%)          $520,000       $670,000       (22%)
Shares issued and outstanding                        49,150          47,990       2%             49,150         47,990         2%
Depreciation expense                               $  5,084        $  5,952     (15%)          $ 16,647       $ 18,528       (10%)

See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

                                                   Sept. 28,           June 29,            Dec. 29,             Sept. 29,
ASSETS                                               2002                2002                2001                 2001
                                               ----------------    ----------------    ----------------     ----------------
Cash and cash equivalents                        $      92,356       $      85,636       $      69,456        $      65,907
Restricted cash                                         18,613              17,777                 648                    -
Accounts receivable, trade                              48,172              49,436              27,507               68,021
Inventories                                            146,386             171,457             172,276              175,267
Deferred taxes and other assets                         61,891              46,423              75,737               74,963
                                               ----------------    ----------------    ----------------     ----------------
       Total current assets                            367,418             370,729             345,624              384,158
                                               ----------------    ----------------    ----------------     ----------------
Loans receivable, net                                   28,282               6,145                   -                    -
Property and equipment, net                            135,910             164,567             177,430              182,786
Goodwill, net                                          165,940             165,964             258,967              265,213
Restricted cash                                         18,443              18,443                   -                    -
Deferred taxes and other assets                         24,240              26,190              76,131               79,597
                                               ----------------    ----------------    ----------------     ----------------
                                                 $     740,233       $     752,038       $     858,152        $     911,754
                                               ================    ================    ================     ================


LIABILITIES AND SHAREHOLDERS' EQUITY

Floor plan payable                               $       9,180       $      10,745       $      70,919        $      68,084
Warehouse line borrowing                                17,903               2,103                   -                    -
Accounts payable                                        58,589              67,312              47,559               76,087
Other accrued liabilities                              192,834             173,687             174,036              194,046
                                               ----------------    ----------------    ----------------     ----------------
       Total current liabilities                       278,506             253,847             292,514              338,217
                                               ----------------    ----------------    ----------------     ----------------
Long-term debt                                         344,734             344,867             224,926              224,592
Other long-term liabilities                             46,867              45,291              48,678               55,285
Convertible preferred stock                             44,108              43,959              20,000               20,000
Shareholders' equity                                    26,018              64,074             272,034              273,660
                                               ----------------    ----------------    ----------------     ----------------
                                                 $     740,233       $     752,038       $     858,152        $     911,754
                                               ================    ================    ================     ================


See accompanying Notes to Financial Information.

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION

(1) During the quarter ended June 29, 2002, the company recorded retail goodwill impairment charges totaling $97.0 million ($70.5 million after tax or $1.44 per diluted share).

(2) A reconciliation of closing-related expenses and the number of retail locations and manufacturing facilities closed or consolidated follows (dollars in thousands):


                                                           Three Months Ended                    Nine Months Ended
                                                      -----------------------------        ------------------------------
                                                         Sept. 28,       Sept. 29,            Sept. 28,       Sept. 29,
Closing-related expenses:                                  2002            2001                 2002            2001
                                                      --------------   ------------        ---------------  -------------
Cost of sales                                           $    11,300      $       -           $     11,300     $        -
Selling, general and
  administrative expenses                                    31,600              -                 36,500          8,700
                                                      --------------   ------------        ---------------  -------------
                                                        $    42,900      $       -           $     47,800     $    8,700
                                                      ==============   ============        ===============  =============

Operations closed or consolidated:
  Retail sales centers                                           65              1                    102             31
  Manufacturing facilities                                        7              -                     10              4

(3) During the quarter ended June 29, 2002, the company repurchased $30 million of its Senior Notes due 2009 for $23.8 million. As a result, a pretax gain of $5.9 million ($3.6 million after tax or $0.07 per diluted share) was recorded.

(4) Manufacturing and retail EBITA consists of earnings (loss) before interest, taxes and goodwill amortization, and includes asset impairment charges and other costs related to closed or consolidated operations. Finance EBITA includes interest income earned on loans receivable. A reconciliation of operating income
(loss) follows (dollars in thousands):


                                                                          % of                                 % of
                                                        Sept. 28,        Related              Sept. 29,       Related
Three months ended:                                       2002            Sales                 2001           Sales
                                                      --------------   ------------        ---------------  -------------
Manufacturing EBITA (loss)                              $   (17,789)         -5.9%           $     25,896           7.2%
Retail EBITA (loss)                                         (19,571)        -18.6%                 (6,082)         -5.1%
Finance EBITA (loss)                                         (2,978)                                    -
General corporate expenses                                   (9,770)                               (6,891)
Intercompany profit elimination                               2,330                                     -
Goodwill amortization                                             -                                (2,917)
                                                      --------------                       ---------------
   Operating income (loss)                              $   (47,778)        -12.8%           $     10,006           2.3%
                                                      ==============                       ===============

                                                                          % of                                  % of
                                                         Sept. 28,       Related              Sept. 29,        Related
Nine months ended:                                         2002           Sales                 2001            Sales
                                                      --------------   ------------        ---------------  -------------
Manufacturing EBITA (loss)                              $    (6,060)         -0.7%           $     34,812           3.6%
Retail EBITA (loss)                                         (41,451)        -14.7%                (22,737)         -6.4%
Finance EBITA (loss)                                         (4,905)                                    -
Gain on debt retirement                                       5,870                                     -
General corporate expenses                                  (23,835)                              (20,574)
Goodwill impairment charges                                 (97,000)                                    -
Intercompany profit elimination                               2,330                                     -
Goodwill amortization                                             -                                (8,678)
                                                      --------------                       ---------------
   Operating loss                                       $  (165,051)        -15.8%           $    (17,177)         -1.5%
                                                      ==============                       ===============

(5) The company provided a 100% valuation allowance for its deferred tax assets in the quarter ended June 2002. Tax benefits recorded for the remainder of the year will be for estimated tax losses which can be carried back for refunds. The company will not record any tax benefits for financial losses that are not tax losses in 2002. The effective tax rate for the quarter ended September 2002 differs from the 35% federal statutory rate due to estimated temporary differences that will not be deductible this year. Any differences between these current estimates and actual values will affect the fourth quarter 2002 tax rate. The effective tax rate for the nine months ended September 2002 differs from the federal statutory rate due to estimates of changes in temporary differences, non-deductible goodwill impairment charges and the deferred tax asset valuation allowance. For the three and nine months ended September 2001, the difference between the federal statutory rate and the effective tax rate is due to state income taxes and non-deductible items, primarily goodwill amortization.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                 CHAMPION ENTERPRISES, INC.

                                                 /s/ Anthony S. Cleberg
                                                 -------------------------------
                                                 Anthony S. Cleberg,
                                                 Executive Vice President and
                                                 Chief Financial Officer


Date:  October 16, 2002